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                                                                     EXHIBIT 1.8

                             ARTICLES OF AMENDMENT

                                      OF

                         TARGETED GENETICS CORPORATION


     The following Articles of Amendment are executed by the undersigned, a Washington corporation:

     1.  The name of the corporation is Targeted Genetics Corporation.

     2. Pursuant to RCW 23B.06.020, the corporation states that the Designation of Rights and Preferences of Series B Convertible Exchangeable Preferred Stock attached hereto as Exhibit A was duly adopted by the Board of Directors of the corporation on June 29, 1999 and shareholder approval was not required.

     3. The amendment does not provide for the exchange, reclassification or cancellation of issued shares.

     These Articles of Amendment are executed by said corporation by its duly authorized officer.

     DATED:  July 21, 1999

                              TARGETED GENETICS CORPORATION


                              By  /s/ James A. Johnson
                                  ------------------------------------------
                                  James A. Johnson
                                  Senior Vice President, Finance and
                                  Administration and Chief Financial Officer
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               SERIES B CONVERTIBLE EXCHANGEABLE PREFERRED STOCK

                     DESIGNATION OF RIGHTS AND PREFERENCES


     There is hereby designated a series of Preferred Stock to be known as Series B Convertible Exchangeable Preferred Stock (the "Series B Stock"), consisting of ____________________12,015 shares, ____________________$0.01 par value per share, having the following rights and preferences:

1.  Dividend Rights

     (a) When and if this corporation's Board of Directors shall declare a dividend or distribution payable with respect to the then-outstanding shares of Common Stock of this corporation, other than any such dividend or distribution payable in shares of Common Stock or other securities of this corporation (which is provided for in Sections 3.3 and 3.4), the holders of the Series B Stock shall be entitled to the amount of dividends per share that would be payable on the largest number of whole shares of Common Stock into which a holder's aggregate shares of Series B Stock could then be converted pursuant to Section 3.1(a) without regard to the provisions of Section 4 (such number to be determined as of the record date for the determination of holders of Common Stock entitled to receive such dividend).

     (b) In addition to Section 1(a), subject to the rights of holders, if any, of shares of Preferred Stock then outstanding having a right to dividends ranking equal or superior to the rights of holders of Series B Stock, the holders of the then outstanding Series B Stock shall be entitled to receive, out of any assets of this corporation legally available therefor, a cumulative dividend equal to 7.0% per year of $1,000.00 per share (the "Series B Original Issue Price") (as adjusted for any combinations, consolidations, stock distributions, stock dividends or other recapitalizations with respect to such shares) plus accrued dividends thereon, compounded on a semi-annual basis for a period of six years from the date of issuance. Such dividend shall be payable solely by the issuance of additional shares of Common Stock upon conversion of the Series B Stock into Common Stock pursuant to Section 3 hereof; provided, however, that if the Company exercises the Redemption Right (as defined in Section 4), such dividend shall be payable in cash upon such redemption in accordance with Section 4. The dividend to be paid to a holder under this
Section 1 upon a conversion of the Series B Stock shall be equal to that number of shares of Common Stock determined by dividing the total dividend accrued with respect such holder's Series B Stock by the Series B Conversion Price, determined in accordance with

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Section 3 hereof, then in effect. No dividends shall be payable under this
Section 1 in the event the Exchange Right is exercised pursuant to Section 5.

     (c) In the event of any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary (collectively, a "Liquidation"), before any payment of cash or distribution of other property shall be made to the holders of the Common Stock or any other class or series of stock subordinate in liquidation preference to the Series B Stock, the holders of the Series B Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its shareholders, the Series B Original Issue Price (as defined below) per share (as appropriately adjusted for any combinations or divisions or similar recapitalizations affecting the Series B Stock after issuance) (the "Series B Liquidation Preference"), out of funds legally available therefor.

     (d) If, upon any Liquidation, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of the B Preferred Stock the full amounts to which they shall be entitled, the holders of the Series B Stock shall share ratably in any distribution of assets in proportion to the respective amounts which would be payable to them in respect of the shares held by them if all amounts payable to them in respect of such were paid in full pursuant to Section 1(c).

     (e) After the distribution described in Section 1(c) above have been paid, subject to the rights of other series of preferred stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

2.   Voting Rights

     Holders of Series B Stock shall not be entitled to vote together with holders of Common Stock, including with respect to the election of directors of this corporation, or as a separate class, except as otherwise provided by the Washington Business Corporation Act (the "WBCA"). To the extent that, under the WBCA, the vote of the holders of the Series B Stock, voting separately as a class or series as applicable, is required to authorize a given action of this corporation, the affirmative vote or consent of the holders of at least a majority of the shares of the Series B Stock represented at a duly held meeting at which a quorum is present or by written consent of a majority of the shares of Series B Stock (except as otherwise may be required under the WBCA) shall constitute the approval of such action by the class or series. Holders of the Series B Stock shall be entitled to notice of all shareholder meetings or written consents (and copies of proxy materials and other information sent to shareholders)

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with respect to which they would be entitled as of right under the WBCA which notice would be provided pursuant to the Company's Bylaws and the WBCA.

3.   Conversion

     3.1  Right to Convert; Automatic Conversion

     (a) Subject to Sections 3.3, 3.4, 3.5 and 3.6, each share of Series B Stock shall be convertible, without payment of any additional consideration by the holder thereof and at the option of such holder, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Series B Original Issue Price, plus any accrued and unpaid dividends, by the Series B Conversion Price (as defined below) in effect at the time of conversion, at any time from the date hereof, at the office of this corporation or any transfer agent for such stock. The Series B Conversion Price shall initially be $ 3.32 per share, subject to adjustment as provided below.

     (b) In the event that a Significant Transaction (as defined below) occurs, then, in such event, the Series B Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock determined by dividing the Series B Original Issue Price, plus accrued and unpaid dividends, by the Series B Conversion Price then in effect, provided that the Corporation shall have given the holders of the Series B Stock notice that such significant transaction shall occur. For purposes of this Certificate of Designation, "Significant Transaction" shall mean (A) a reorganization, merger or consolidation in which immediately after (by virtue of securities issued as consideration for such transaction) the former shareholders of this corporation do not hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentage after such acquisition or sale as before such acquisition or sale, (B) an acquisition of all outstanding capital stock of this corporation or (C) a sale or other transfer of all or substantially all of this corporation's assets, but shall not include (1) a commencement of any bankruptcy or insolvency proceedings, whether voluntary or involuntary, (2) a filing for reorganization or relief under bankruptcy law, (3) a consent to the appointment of a receiver, liquidator or trustee for this corporation or its assets, (4) a making of a general assignment by this corporation for the benefit of its creditors or (5) any other similar corporate action.

     3.2  Mechanics of Conversion

     Before any holder of Series B Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for

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the Series B Stock, and shall give written notice by mail, postage prepaid, to this corporation at its principal corporate office, of the election to convert the same and shall state the name or names in which the certificate or certificates for shares of Common Stock are to be issued. This corporation shall, as soon as practicable, issue and deliver at such office to such holder of Series B Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

     3.3  Conversion Price Adjustments for Stock Splits and Combinations

     If this corporation shall at any time or from time to time after the date that the first share of Series B Stock is issued (the "Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series B Stock , the Series B Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series B Stock , the Series B Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this
Section 3.3 shall become effective at the close of business on the date the subdivision or combination becomes effective.

     3.4  Other Distributions

     In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 3.3, then, in each such case for the purpose of this Section 3.4, the holders of the Series B Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Series B Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

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     3.5  Recapitalizations

     If the Common Stock issuable upon the conversion of Series B Stock shall be changed into the same or a different number of shares of any class or classes of stock of this corporation, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 3), then and in each such event each share of Series B Stock shall be convertible into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change by the number of shares of Common Stock into which such share of Series B Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

     3.6  No Fractional Shares; Certificates as to Adjustment

     (a) No fractional shares of Common Stock or scrip representing fractional shares shall be issued upon the conversion of shares of Series B Stock, but this corporation shall pay to the holder of such shares a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by this corporation's Board of Directors) at the close of business on the applicable conversion date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Series B Stock being converted at any one time by any holder, not upon each share of Series B Stock being converted.

     (b) In each case of an adjustment or readjustment of the Series B Conversion Price, this corporation at its expense will furnish each holder of Series B Stock with a certificate, signed by this corporation's Chief Financial Officer, showing such adjustment or readjustment and stating in detail the facts upon which such adjustment or readjustment is based.

     3.7  Notices of Record Date

     In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or other securities or property, or to receive any other right, this corporation shall mail to each holder of Series B Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

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     3.8  Reservation of Stock Issuable Upon Conversion

     This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock such number of its shares of Common Stock as shall be sufficient to effect the conversion of all outstanding shares of the Series B Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

     3.9  Notices

     Any notice required by the provisions of this Section 3 to be given to the holders of shares of Series B Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the books of this corporation.

4.   Limitation on Issuance of Shares Upon Conversion; Redemption

     (a)  The following definitions shall apply to this Section 4:

          (i) "Maximum Share Amount" shall mean the number of shares of this corporation's Common Stock equal to 19.99% of this corporation's Common Stock then outstanding;

          (ii) "Excess Shares" shall mean Common Stock of this corporation which, upon issuance, results in the beneficial ownership (as defined in Rule 13(d)-3 of the Securities Exchange Act of 1934) by a holder of shares of Common Stock in excess of the Maximum Share Amount;

          (iii) "Exchange Rules" shall mean the rules or regulations of Nasdaq or any other principal securities market upon which the Common Stock of this corporation is or becomes traded.

     (b) Except as provided in Section 4(c), this corporation shall not be obligated to issue upon conversion of the Series B Stock, in the aggregate, Excess Shares if such issuance in excess of the Maximum Shares Amount would constitute a breach a or violation of the Exchange Rules.

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     (c)  To the extent this corporation will be required, or it appears likely to the Board of Directors of this corporation that this corporation will be required, to issue any Excess Shares, this corporation shall promptly use its best efforts to obtain shareholder approval in accordance with the WBCA, the applicable rules of the Securities and Exchange Commission and the Exchange Rules. In the event this corporation does not obtain shareholder approval, this corporation shall have the right, at its option (the "Redemption Right"), to redeem, out of funds legally available therefor, all or any part of the Excess Shares at a redemption price, payable in cash, equal to the Series B Original Issue Price per share together with accrued and unpaid dividends on any such shares that are redeemed (the "Redemption Price"). This corporation may exercise the Redemption Right by providing notice by mail, first class postage prepaid, to each holder of Series B Stock of record (at the close of business on the business day preceding the day on which notice is given) of the Series B Stock to be redeemed, at the address last shown on the records of this corporation for such holder, notifying such holder of the redemption to be effected, specifying the number of shares to be redeemed from such holder, the date that the redemption is to occur (the "Redemption Date"), the place at which payment may be obtained and calling upon such holder to surrender to this corporation, in the manner and at the place designated, such holder's certificate or certificates representing the shares to be redeemed (the "Redemption Notice"). On or after the Redemption Date, each holder of Series B Stock to be redeemed shall surrender to this corporation the certificate or certificates representing such shares in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be cancelled. In the event less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series B Stock designated for redemption in the Redemption Notice as holders of Series B Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates and except as provided in Section 6(c)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this corporation or be deemed to be outstanding for any purpose whatsoever.

5.   Exchange Right

     (a) At any time beginning on the date hereof and ending on the later of April 21, 2003 or six months after the end of the Research and Development Term (as defined by the Joint Development and Operating Agreement among this corporation, Elan Pharmaceuticals, plc, a public liability corporation incorporated under the

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laws of Ireland, Elan International Services, Ltd., a Bermuda corporation
("EIS") and Targeted Genetics Newco, Ltd., a Bermuda corporation ("Newco")), provided that no shares of Series B Stock representing the shares initially issued and sold by this corporation to EIS and its affiliates, together with those issued or issuable in respect of dividends provided for in Section 1, have been converted as provided in Section 3.1(a) or 3.1(b), the holders of the Series B Stock (by act of the holders of a majority of the Series B Stock) shall have the right to exchange 100% of such shares of Series B Stock (the "Exchange Right") with this corporation for 100% of the outstanding preferred shares of [Newco], held by this corporation, representing 30.1% of the beneficial interest in the aggregate issued and outstanding capital stock of Newco on a fully diluted basis, so that, after giving effect to the exercise of the Exchange Right, such holders will own such issued and outstanding capital stock of Newco representing 50.0% of the beneficial interest in the aggregate issued and outstanding capital stock of Newco on a fully diluted basis.

     (b) In order to exercise the Exchange Right, the holders shall provide written notice thereof to this corporation, setting forth (i) the fact that such holders intend to exercise the Exchange Right and (ii) the proposed date for such exercise (the "Exercise Date"), which shall be between 10 and 30 days after the date of such notice. On the Exercise Date, (x) the holders shall tender their shares of Series B Stock to this corporation for cancellation and (y) this corporation shall cause to be delivered to EIS, acting on behalf of such holders, such shares of Newco. The holders and this corporation shall take all other necessary or appropriate actions in connection with or to effect such closing.

     (c) If any shares of Series B Stock are converted into shares of Common Stock pursuant to Section 3.1(a) or 3.1(b), the Exchange Right shall terminate and be of no further force or effect with respect to such shares or with respect to those shares of Series B Stock issued as dividends pursuant to Section 1. If all or any shares of the Series B Stock are converted to shares of Common Stock upon the occurrence of a Significant Transaction, the Exchange Right shall be preserved for its full term as provided in Section 5(a), except that, to exercise the Exchange Right, EIS shall be obligated to tender the consideration received by EIS upon the automatic conversion of the Series B Stock in connection with such Significant Transaction. If this corporation exercises the Redemption Right with respect to any shares of Series B Stock, the Exchange Right shall be preserved for its full term, except that, to exercise the Exchange Right, in addition to tendering any shares of Series B Stock then outstanding, EIS shall be obligated to tender the consideration received by EIS upon the redemption of any Excess Shares in connection with this corporation's exercise of its Redemption Right.

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6.   Protective Provisions

     So long as any shares of Series B Stock are outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Stock, voting as a separate class or series, amend its Articles of Incorporation so as to adversely affect the rights, preferences or privileges of the Series B Stock or any holder thereof, including, without limitation, by creating any series of Preferred Stock (or issuing shares under any such series) that is senior in right of payment upon liquidation, in respect of dividends or otherwise to the Series B Stock, or adversely change the rights of the holders of the Series B Stock in any other respect; provided, however, that the creation of any series of Preferred Stock (or issuance of shares under any such series) that is pari passu in respect of dividends or otherwise with the Series B Stock shall not be deemed to adversely affect the rights, preferences or privileges of the Series B Stock or any holder thereof or change the rights of the holders of the Series B Stock in any other respect.

7.   Status of Converted, Redeemed or Exchanged Stock

     In the event any shares of Series B Stock shall be converted pursuant to
Section 3, redeemed pursuant to Section 4 or exchanged pursuant to Section 5, the shares so converted, redeemed or exchanged shall be cancelled and shall not be reissuable by this corporation.

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